UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Apple Inc.

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APPLE INC.

1 Infinite Loop

Cupertino, California 95014

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

February 23, 2011

10:00 a.m. Pacific Standard Time

To the shareholders of Apple Inc.:

Notice is hereby given that the 2011 annual meeting of shareholders (the “Annual Meeting”) of Apple Inc., a California corporation (the “Company”), will be held on Wednesday, February 23, 2011 at 10:00 a.m. Pacific Standard Time, in Building 4 of the Company’s principal executive offices located at the address shown above for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.	To elect the Company’s Board of Directors (the “Board”). The Board intends to present for election the following seven nominees: William V. Campbell, Millard S. Drexler, Albert A. Gore, Jr., Steven P. Jobs, Andrea Jung, Arthur D. Levinson and Ronald D. Sugar;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

5.	To consider two shareholder proposals, if properly presented at the Annual Meeting; and

6.	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on December 27, 2010 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

The Company is pleased to continue to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their shareholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

Sincerely,

/S/ D. BRUCE SEWELL
D. Bruce Sewell
Senior Vice President,
General Counsel and Secretary

Cupertino, California

January 7, 2011

APPLE INC.

1 Infinite Loop

Cupertino, California 95014

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Annual Meeting to be held on Wednesday, February 23, 2011 at 10:00 a.m. Pacific Standard Time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or given to shareholders on January 7, 2011. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held in Building 4 of the Company’s principal executive offices located at the address shown above.

What is included in these materials?

These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the year ended September 25, 2010, as filed with the SEC on October 27, 2010 (the “Annual Report”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

Shareholders will vote on six items at the Annual Meeting:

•	The election to the Board of the seven nominees named in this Proxy Statement (Proposal No. 1);

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011 (Proposal No. 2);

•	An advisory vote on executive compensation (Proposal No. 3);

•	An advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 4);

•	A shareholder proposal entitled “Amend the Company’s Corporate Governance Guidelines to adopt and disclose a written CEO succession planning policy” (Proposal No. 5); and

•	A shareholder proposal entitled “Adopt a majority voting standard for director elections” (Proposal No. 6).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal No. 1);

•	“FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011 (Proposal No. 2);

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal No. 3);

•	“EVERY YEAR” for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 4);

•	“AGAINST” the shareholder proposal entitled “Amend the Company’s Corporate Governance Guidelines to adopt and disclose a written CEO succession planning policy” (Proposal No. 5); and

•	“AGAINST” the shareholder proposal entitled “Adopt a majority voting standard for director elections” (Proposal No. 6).

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 1 Infinite Loop, Cupertino, California 95014. The Company’s main telephone number is (408) 996-1010.

What is the Company’s fiscal year?

The Company’s fiscal year is the 52 or 53-week period that ends on the last Saturday of September. Unless otherwise stated, all information presented in this Proxy Statement is based on the Company’s fiscal calendar.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, shareholders may write or call the Company at the following address and telephone number:

Apple Investor Relations

1 Infinite Loop MS: 301-4IR

Cupertino, California 95014

(408) 974-3123

Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available on the Company’s website at www.apple.com/investor.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each matter. Only shareholders of record as of the close of business on December 27, 2010 (the “Record Date”) are entitled to receive notice of, to attend and to vote at the Annual Meeting. As of the Record Date, there were 921,043,522 shares of the Company’s common stock issued and outstanding, held by 29,356 holders of record.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•

In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. See the section entitled “Other Matters” below.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3), the advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 4) and the two shareholder proposals (Proposals No. 5 and No. 6) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, No. 3, No. 4, No. 5 and No. 6.

What is the voting requirement to approve each of the proposals?

For Proposal No. 1, the seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Votes withheld shall have no legal effect.

Approval of Proposals No. 2, No. 3, No. 4, No. 5 and No. 6 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal, and therefore broker non-votes and abstentions have no effect on the proposal relating to the election of directors. In the case of each of the other proposals, broker non-votes and abstentions have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. Approval of these other proposals also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, however, and therefore broker non-votes and abstentions could prevent the approval of these other proposals because they do not count as affirmative votes. In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s General Counsel at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC a written notice of revocation prior to the Annual Meeting.

Who will serve as the inspector of election?

A representative from Computershare will serve as the inspector of election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. The Company has retained Georgeson Inc. to assist in obtaining proxies by mail, facsimile or email from brokers, bank nominees and other institutions for the Annual Meeting. The estimated cost of such services is $14,500 plus out-of-pocket expenses. Georgeson Inc. may be contacted at (800) 261-1052.

The Company must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on the Company’s behalf.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to shareholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Pacific Standard Time on the date of the Annual Meeting, and each shareholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2012 annual meeting of shareholders?

Requirements for Shareholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2012 annual meeting of shareholders must be received no later than September 9, 2011. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Company’s General Counsel by mail at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC, by facsimile at (408) 253-7457 or by email at shareholderproposal@apple.com.

Requirements for Shareholder Proposals to Be Brought Before the 2012 Annual Meeting of Shareholders. Notice of any director nomination or other proposal that you intend to present at the 2012 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2012 annual meeting of shareholders, must be delivered to the Company’s General Counsel by mail at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC, by facsimile at (408) 253-7457 or by email at shareholderproposal@apple.com not earlier than the close of business on October 26, 2011 and not later than the close of business on November 25, 2011. In addition, your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2012 annual meeting of shareholders.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Listed below are the Company’s seven directors. Jerome B. York passed away on March 18, 2010, and Eric E. Schmidt resigned from the Board effective July 31, 2009, resulting in two vacancies on the Board. The Board appointed Ronald D. Sugar to fill one of the vacancies on November 16, 2010 and has nominated him for election at the Annual Meeting. The Board has not nominated an individual to fill the remaining vacancy. The remaining six of the Company’s directors are nominated for re-election at the Annual Meeting. Each of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

The Board comprises a diverse group of leaders in their respective fields. Many of the current directors have senior leadership experience at major domestic and international companies. In these positions, they have also gained significant and diverse management experience, including strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Many of the directors also have experience serving as executive officers, or on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends. Other directors have experiences as directors or trustees of significant academic, research, nonprofit and philanthropic institutions, which bring unique perspectives to the Board. The biographies below describe the skills, qualities, attributes and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors.

The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board believe the skills, qualities, attributes and experiences of its directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of the Company and represent the best interests of the Company’s shareholders.

Name	Position With the Company	Age as of the Annual Meeting	Director Since
William V. Campbell	Director	70	1997
Millard S. Drexler	Director	66	1999
Albert A. Gore, Jr.	Director	62	2003
Steven P. Jobs	Director and Chief Executive Officer	56	1997
Andrea Jung	Co-lead Director	52	2008
Arthur D. Levinson	Co-lead Director	60	2000
Ronald D. Sugar	Director	62	2010

William V. Campbell has been Chairman of Intuit Inc. (“Intuit”) since August 1998 and a director of Intuit since May 1994. Mr. Campbell also is Chair of the Board of Trustees of Columbia University and a director of The National Football Foundation & College Hall of Fame, Inc. Among other qualifications, Mr. Campbell brings to the Board executive leadership experience, including his service as a Chairman of a public company, along with extensive financial expertise and technological and industry experience.

Millard S. Drexler has been Chairman and Chief Executive Officer of J.Crew Group, Inc. since January 2003. Previously, Mr. Drexler was Chief Executive Officer of The Gap, Inc. (“Gap”) from 1995 and President from 1987 to September 2002. Mr. Drexler also was a director of Gap from November 1983 to October 2002. Among other qualifications, Mr. Drexler brings to the Board executive leadership experience, including his service as a chief executive officer of a public company, along with extensive brand marketing experience.

Albert A. Gore, Jr. has served as Chairman of Current TV since 2002, Chairman of Generation Investment Management since 2004 and a partner of Kleiner Perkins Caufield & Byers since 2007. Mr. Gore also is Chairman of the Alliance for Climate Protection. Among other qualifications, Mr. Gore brings to the Board executive leadership experience, a valuable and different perspective due to his extensive background in politics, government and environmental rights, along with experience in asset management and venture capital.

Steven P. Jobs is one of the Company’s co-founders and currently serves as its Chief Executive Officer. Mr. Jobs also has been a director of The Walt Disney Company (“Disney”) since May 2006. His experience includes over a decade of leading a high growth technology company.

Andrea Jung joined Avon Products, Inc. (“Avon”) in January 1994 and has been Chairman and Chief Executive Officer of Avon since September 2001, having previously served as Chief Executive Officer of Avon since November 1999 and as a director of Avon since January 1998. Since July 1998, Ms. Jung also has been a director of General Electric Company, where she serves on the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. She also is a member of the New York Presbyterian Hospital Board of Trustees, a director of Catalyst, a nonprofit corporate membership research and advisory organization, and Chairman of the World Federation of Direct Selling Associations. Among other qualifications, Ms. Jung brings to the Board executive leadership experience, including her service as a chief executive officer of a large public multinational company, along with extensive brand marketing and consumer products experience.

Arthur D. Levinson has been Chairman of Genentech, Inc. (“Genentech”) since September 1999. Previously, Dr. Levinson also served as Chief Executive Officer of Genentech from July 1995 to April 2009. Since May 2009, Dr. Levinson has served as an advisor to Genentech’s Research and Early Development center and as a member of the Scientific Resource Board, Genentech’s external advisory group. Dr. Levinson is a director of NGM Biopharmaceuticals, Inc. He also serves as a director of Amyris, Inc., on the Board of Scientific Consultants of the Memorial Sloan-Kettering Cancer Center, on the Industrial Advisory Board of the California Institute for Quantitative Biomedical Research, on the Advisory Council for the Princeton University Department of Molecular Biology, on the Advisory Council for the Lewis-Sigler Institute for Integrative Genomics and on the Executive Council of TechNet. Among other qualifications, Dr. Levinson brings to the Board executive leadership experience, including his service as a chairman of a public company, along with extensive financial expertise and brand marketing experience.

Ronald D. Sugar is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation (“Northrop Grumman”). Dr. Sugar was Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation from 2003 until 2009 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman in 2001. He was earlier Chief Financial Officer of TRW Inc. Dr. Sugar has also been a director of Amgen Inc. since July 2010, and of Chevron Corporation since April 2005. Dr. Sugar is a member of the National Academy of Engineering, trustee of the University of Southern California, director of the Los Angeles Philharmonic Association and national trustee of the Boys and Girls Clubs of America. Among other qualifications, Dr. Sugar brings to the Board executive leadership experience as a chairman and chief executive officer of a major public company, financial expertise as a former chief financial officer, understanding of advanced technology and a global business perspective from his service on other boards.

Role of the Board; Corporate Governance Matters

The Board oversees the Company’s Chief Executive Officer (the “CEO”) and other senior management in the competent and ethical operation of the Company and assures that the long-term interests of the shareholders are being served. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines available on the Company’s website at www.apple.com/investor.

The Board met a total of four times during 2010. The Board has determined that all Board members, excluding Mr. Jobs, are independent under the applicable NASDAQ and SEC rules.

Board Leadership Structure

The Company does not have a Chairman of the Board, but has two independent Co-lead Directors. The Board believes that this structure enhances the Board’s oversight of, and independence from, management, the ability of the Board to carry out its roles and responsibilities on behalf of the shareholders and the Company’s overall corporate governance. This leadership structure also allows the CEO to focus his time and energy on operating and managing the Company and leverage the experiences and perspectives of the two independent Co-lead Directors.

Board Committees

The Board has a standing Audit and Finance Committee (the “Audit Committee”), Compensation Committee, and Nominating Committee. The Board has determined that the Chairs and all committee members are independent under the applicable NASDAQ and SEC rules. The members of the committees are identified in the table below.

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee
William V. Campbell	X	—	—
Millard S. Drexler	—	X	X
Albert A. Gore, Jr.	—	X	X
Steven P. Jobs	—	—	—
Andrea Jung	—	Chair	—
Arthur D. Levinson	X	—	Chair
Ronald D. Sugar	Chair	—	—

The Audit Committee is responsible primarily for overseeing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and system of internal controls, reviewing significant financial transactions and oversight of enterprise risk management. The Audit Committee met a total of nine times during 2010.

The Compensation Committee is responsible primarily for reviewing the compensation arrangements for the Company’s executive officers, including the CEO, administering the Company’s equity compensation plans and reviewing the compensation of the Board. The Compensation Committee’s authority to grant equity awards may not be delegated to the Company’s management or others. The Compensation Committee met a total of five times during 2010. For a description of the Compensation Committee’s processes and procedures, including the roles of the Company’s executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, please see the section entitled “Compensation Discussion and Analysis” below.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance, including implementing the Company’s Corporate Governance Guidelines. In evaluating potential nominees to the Board, the Nominating Committee considers, among other things, independence, character, ability to exercise sound judgment, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. The Nominating Committee is also committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. The Nominating Committee considers candidates proposed by shareholders and evaluates them using the same criteria as for other candidates. The Nominating Committee met a total of five times during 2010 and met after the end of the fiscal year to recommend to the full Board each of the nominees for election to the Board, as presented herein.

The Audit Committee, Compensation Committee and Nominating Committee operate under written charters adopted by the Board. These charters are available on the Company’s website at www.apple.com/investor.

During 2010, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

There are no family relationships among executive officers and directors of the Company.

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. A Risk Oversight Committee consisting of key members of management, including the Company’s Chief Financial Officer and General Counsel, was formed to assist the Audit Committee in fulfilling its oversight responsibilities with regard to risks inherent to the business of the Company, the identification, assessment, management, and monitoring of those risks, and risk management decisions, practices, and activities of the Corporation. The Risk Oversight Committee reports regularly to the Audit Committee, and the Audit Committee makes periodic reports to the Board regarding such briefings.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee risk management strategy, management is responsible for implementing, supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall corporate performance, and also are a relatively small percentage of executive officers’ total compensation opportunities. The majority of compensation provided to the executive officers is in the form of long-term equity awards that are important to help further align executives’ interests with those of the Company’s shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are capped, and the Company has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of the Company’s executive officers, a substantial portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of shareholders.

Audit Committee Financial Experts

The Board has determined that each member of the Audit Committee, Drs. Levinson and Sugar and Mr. Campbell, qualifies as an “audit committee financial expert” as defined by the SEC and also meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(l) under the Exchange Act.

Code of Ethics

The Company has a code of ethics, “Business Conduct: The Way We Do Business Worldwide,” that applies to all of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, and the Board. A copy of this code is available on the Company’s website at www.apple.com/investor. The Company intends to disclose any changes in or waivers from its code of ethics by posting such information on its website or by filing a Form 8-K.

Compensation of Directors

The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. A substantial portion of each director’s annual retainer is in the form of equity. Under the Company’s 1997 Director Stock Plan as amended in November 2009 (the “Director Plan”), members of the Board who are not also Company employees (“Non-Employee Directors”) are granted restricted stock units (“RSUs”) on the date of the annual meeting of shareholders (each, an “Annual RSU Award”), provided that a Non-Employee Director who joined the Board prior to February 25, 2010 and has not served on the Board for at least three years as of the date of the annual meeting of shareholders, will not receive an Annual RSU Award in connection with the annual meeting of shareholders. The number of RSUs subject to each Annual RSU Award granted under the Director Plan is determined by dividing $200,000 by the per-share closing price of the Company’s common stock on the date of grant (rounded to the nearest whole share). All Annual RSU Awards will vest on February 1 of the year following the year in which the award is granted.

A Non-Employee Director who is newly elected or appointed to the Board other than in connection with an annual meeting of shareholders will generally also receive a grant of RSUs upon his or her election or appointment (each, an “Initial RSU Award”), except that a Non-Employee Director who joins the Board after February 1 of a particular year and prior to the annual meeting of shareholders for that year will not receive an Initial RSU Award. The number of RSUs subject to each Initial RSU Award granted under the Director Plan is determined in the same manner as described above for Annual RSU Awards, but the grant-date value of the award is prorated based on the portion of the year that has passed since the last annual meeting. Initial RSU Awards will vest on the vesting date established for the Annual RSU Awards made at the last annual meeting prior to the date on which the Non-Employee Director joined the Board.

Prior to the November 2009 amendment, the Director Plan provided that Non-Employee Directors would receive a stock option grant for 30,000 shares upon joining the Board that was subject to a three-year vesting schedule, and stock options for 10,000 shares on the fourth anniversary of their election or appointment to the Board and each anniversary thereafter for as long as they continued to serve on the Board. These grants were generally intended as compensation for the preceding year’s service on the Board.

As amended in November 2009, the Director Plan provides for the Non-Employee Directors to receive a one-time, prorated stock option grant (each such grant, a “Transition Option Grant”). The Transition Option Grants are intended to compensate directors for periods of service that would not otherwise be covered due to the change in the timing of the annual grants from the anniversary of the date each director joined the Board to the annual meeting date. Because each Non-Employee Director generally had a different appointment date, and therefore a correspondingly different annual option grant date, the size of each Transition Option Grant generally differed as well. For example, a Non-Employee Director who was scheduled to be granted an annual option under the prior director grant program on August 25, 2010 (i.e., six months after the 2010 annual meeting) would instead have been granted at the 2010 annual meeting (held on February 25, 2010) an Annual RSU Award and a Transition Option Grant for 5,000 shares of the Company’s common stock (i.e., 50% of the 10,000 shares subject to the annual option grant under the prior program, with the Transition Option Grant being related to the director’s service on the Board for the period from August 25, 2009 through February 25, 2010).

The Transition Option Grants were generally made to the Non-Employee Directors in office at the time of the 2010 annual meeting of shareholders, except that the Transition Option Grant for Ms. Jung will be made at the 2011 annual meeting of shareholders because the initial option granted to her upon her joining the Board in January 2008 had not fully vested as of the 2010 annual meeting date. As shown in Column (d) of the table below, the number of shares subject to each Transition Option Grant were as follows: Mr. Campbell, 5,589 shares; Mr. Drexler, 7,562 shares; Mr. Gore, 9,397 shares; Dr. Levinson, 5,342 shares; and Mr. York, 5,589 shares. As noted previously, Ms. Jung will receive her Transition Option Grant at the 2011 annual meeting of shareholders, which will be the last Transition Option Grant awarded under the amended Director Plan. Each of the Transition Option Grants is fully vested and immediately exercisable on the date of grant, has an exercise price equal to the closing price of the Company’s common stock on the date of grant and has a maximum term of 10 years.

Non-Employee Directors also receive a $50,000 annual retainer paid in quarterly installments, and the Chair of the Audit Committee receives an additional annual retainer of $25,000. Other than the Chair of the Audit Committee, directors do not receive any additional compensation for serving as a Chair or member of any other committee.

In addition, under the Company’s Board of Directors Equipment Program, each Non-Employee Director is eligible to receive, upon request and free of charge, one of each new product introduced by the Company and is eligible to purchase additional equipment at a discount.

Director Compensation—2010

The following table presents information regarding the compensation paid during 2010 to Non-Employee Directors who served on the Board during the year. The compensation paid to Mr. Jobs is presented below under “Executive Compensation” in the table entitled “Summary Compensation Table—2010, 2009 and 2008” and the related explanatory tables. Mr. Jobs does not receive any compensation for his services as a member of the Board.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($)(1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($)(2) (g)	Total ($) (h)
William V. Campbell(3)	62,500	199,980	606,854	—	—	4,350	873,684
Millard S. Drexler	50,000	199,980	821,082	—	—	5,196	1,076,258
Albert A. Gore, Jr.	50,000	199,980	1,020,326	—	—	8,125	1,278,431
Andrea Jung	50,000	—	—	—	—	2,214	52,214
Arthur D. Levinson(4)	62,500	199,980	580,034	—	—	7,069	849,583
Jerome B. York(5)	37,500	199,980	606,854	—	—	—	844,334

(1)	In accordance with recent changes in the SEC’s rules, the amounts reported in Columns (c) and (d) of the table above reflect the aggregate grant date fair value of stock awards and option awards, respectively, granted to Non-Employee Directors during 2010 and computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Stock Compensation”). For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 7, “Shareholders’ Equity and Stock-Based Compensation.”

The following table presents the number of outstanding and unexercised option awards and the number of outstanding RSUs held by each of the Non-Employee Directors as of September 25, 2010.

Director	Number of Shares Subject to Outstanding Options as of 9/25/10	Number of Shares Subject to Outstanding RSUs as of 9/25/10
William V. Campbell	75,589	990
Millard S. Drexler	97,562	990
Albert A. Gore, Jr.	98,397	990
Andrea Jung	30,000	—
Arthur D. Levinson	75,342	990

The Company granted to all Non-Employee Directors (other than Ms. Jung and Dr. Sugar) Transition Option Grants during 2010. The number of shares subject to each Transition Option Grant were the following: Mr. Campbell, 5,589 shares; Mr. Drexler, 7,562 shares; Mr. Gore, 9,397 shares; Dr. Levinson, 5,342 shares; and Mr. York, 5,589 shares. These grants were made on February 25, 2010. The grants had the following fair values on the grant date: Mr. Campbell, $606,854; Mr. Drexler, $821,082; Mr. Gore, $1,020,326; Dr. Levinson, $580,034; and Mr. York, $606,854. The Company granted to all Non-Employee Directors (other than Ms. Jung and Dr. Sugar) 990 RSUs during 2010. The grants were made on February 25, 2010 and the grant date fair value for each grant was $199,980. For a discussion of the assumptions and methodologies used to value these awards, please see the discussion of option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 7, “Shareholders’ Equity and Stock-Based Compensation.”

(2)	The amounts reported in Column (g) of the table above reflect one or more new products introduced by the Company, made available under the Company’s Board of Directors Equipment Program.

(3)	Mr. Campbell served as Co-Chair of the Audit Committee for the third and fourth quarters of 2010. The amount reported for Mr. Campbell in Column (b) of the table above reflects the sum of $50,000, his annual retainer for his services as a Non-Employee Director during 2010, and $12,500, his pro-rata share of the additional retainer for his services as the Co-Chair of the Audit Committee for the third and fourth quarters of 2010. Dr. Sugar was appointed Chair of the Audit Committee beginning the first quarter of 2011.

(4)	Dr. Levinson served as Co-Chair of the Audit Committee for the third and fourth quarters of 2010. The amount reported for Dr. Levinson in Column (b) of the table above reflects the sum of $50,000, his annual retainer for his services as a Non-Employee Director during 2010, and $12,500, his pro-rata share of the additional retainer for his services as the Co-Chair of the Audit Committee for the third and fourth quarters of 2010. Dr. Sugar was appointed Chair of the Audit Committee beginning the first quarter of 2011.

(5)	Mr. York passed away on March 18, 2010. Consequently, the amount reported for Mr. York in Column (b) of the table above reflects the sum of $25,000, his pro-rata share of the annual retainer for his services as a Non-Employee Director, and $12,500, his pro-rata share of the additional retainer for his services as the Chair of the Audit Committee, each for the first and second quarters of 2010.

Communications with the Board

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s General Counsel at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC, with a request to forward the communication to the intended recipient or recipients. In general, any shareholder communication delivered to the Company’s General Counsel for forwarding to the Board or specified Board member or members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters can be found on the Company’s website at www.apple.com/investor.

Attendance of Directors at 2010 Annual Meeting of Shareholders

All directors are expected to attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the annual meeting of shareholders in February 2010.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members whose names appear in the section entitled “Board Committees” were Compensation Committee members during all of 2010, and Mr. Campbell was a Compensation Committee member until February 25, 2010. Mr. Campbell formerly served as an officer of the Company and of FileMaker, Inc., a subsidiary of the Company. No other member of the Compensation Committee is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2010.

Executive Officers

The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Jobs, who is both a director and an executive officer of the Company, may be found in the section entitled “Directors.”

Name	Position With the Company	Age as of the Annual Meeting
Timothy D. Cook	Chief Operating Officer	50
Scott Forstall	Senior Vice President, iPhone Software Engineering & Platform Experience	42
Ronald B. Johnson	Senior Vice President, Retail	52
Robert Mansfield	Senior Vice President, Hardware Engineering	50
Peter Oppenheimer	Senior Vice President, Chief Financial Officer	48
Philip W. Schiller	Senior Vice President, Worldwide Product Marketing	50
Bertrand Serlet	Senior Vice President, Software Engineering	50
D. Bruce Sewell	Senior Vice President, General Counsel and Secretary	52
Jeffrey E. Williams	Senior Vice President, Operations	47

Timothy D. Cook, Chief Operating Officer, joined the Company in March 1998. Mr. Cook also served as Executive Vice President, Worldwide Sales and Operations from 2002 to 2005. In 2004, his responsibilities were expanded to include the Company’s Macintosh hardware engineering. From 2000 to 2002, Mr. Cook served as Senior Vice President, Worldwide Operations, Sales, Service and Support. From 1998 to 2000, Mr. Cook served as Senior Vice President, Worldwide Operations. Prior to joining the Company, Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation (“Compaq”). Prior to his work at Compaq, Mr. Cook was Chief Operating Officer of the Reseller Division at Intelligent Electronics. Mr. Cook also spent 12 years with International Business Machines Corporation (“IBM”), most recently as Director of North American Fulfillment. Mr. Cook also has served as a director of NIKE, Inc. since November 2005.

Scott Forstall, Senior Vice President, iPhone Software Engineering & Platform Experience, joined the Company in February 1997 upon the Company’s acquisition of NeXT. Mr. Forstall also has served the Company as Vice President of Platform Experience while leading several releases of Mac OS X, and as Director of Application Frameworks. Prior to joining the Company, Mr. Forstall worked at NeXT developing core technologies.

Ronald B. Johnson, Senior Vice President, Retail, joined the Company in January 2000. Prior to joining the Company, Mr. Johnson spent 16 years with Target Stores, most recently as Senior Merchandising Executive.

Robert Mansfield, Senior Vice President, Hardware Engineering, joined the Company in November 1999 as Vice President of Development Engineering and assumed his current position in May 2008. Prior to joining the Company, Mr. Mansfield was Vice President of Engineering at Raycer Graphics and a Senior Director at Silicon Graphics, Inc.

Peter Oppenheimer, Senior Vice President, Chief Financial Officer, joined the Company in July 1996. Mr. Oppenheimer also served the Company as Vice President and Corporate Controller and as Senior Director of Finance for the Americas. Prior to joining the Company, Mr. Oppenheimer was Chief Financial Officer of one of

the four business units for Automatic Data Processing, Inc. (“ADP”). Prior to joining ADP, Mr. Oppenheimer spent six years in the Information Technology Consulting Practice with Coopers and Lybrand.

Philip W. Schiller, Senior Vice President, Worldwide Product Marketing, rejoined the Company in April 1997. Prior to rejoining the Company, Mr. Schiller was Vice President of Product Marketing at Macromedia, Inc. from December 1995 to March 1997 and Director of Product Marketing at FirePower Systems, Inc. from 1993 to December 1995. Prior to that, Mr. Schiller spent six years at the Company in various marketing positions.

Bertrand Serlet, Senior Vice President, Software Engineering, joined the Company in February 1997 upon the Company’s acquisition of NeXT and also served the Company as Vice President of Platform Technology. At NeXT, Mr. Serlet held several engineering and managerial positions, including Director of Web Engineering.

D. Bruce Sewell, Senior Vice President, General Counsel and Secretary, joined the Company in September 2009. Prior to joining the Company, he served as Senior Vice President, General Counsel of Intel Corporation (“Intel”) from 2005. Mr. Sewell also served as Intel’s Vice President, General Counsel from 2004 to 2005 and Vice President of Legal and Government Affairs, Deputy General Counsel from 2001 to 2004. Prior to joining Intel in 1995, Mr. Sewell was a partner in the law firm of Brown and Bain PC.

Jeffrey E. Williams, Senior Vice President, Operations, joined the Company in June 1998 and assumed his current position in July 2010. Mr. Williams also served the Company as Head of Worldwide Procurement and Vice President of Operations. Prior to joining the Company, Mr. Williams worked in a number of operations and engineering roles at IBM from 1985 to 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 17, 2010 (the “Table Date”) with respect to the beneficial ownership of the Company’s common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table—2010, 2009 and 2008” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. As of the Table Date, 920,965,218 shares of the Company’s common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at Apple Inc., 1 Infinite Loop, Cupertino, California 95014.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding
BlackRock, Inc.	50,654,165	(2)	5.50%
Fidelity Investments	46,415,814	(3)	5.04%
Steven P. Jobs	5,546,451	(4)	*
William V. Campbell	76,579	(5)	*
Timothy D. Cook	13,659	(6)	*
Millard S. Drexler	103,752	(7)	*
Albert A. Gore, Jr.	100,387	(8)	*
Ronald B. Johnson	132,875	(9)	*
Andrea Jung	30,077	(10)	*
Arthur D. Levinson	301,070	(11)	*
Peter Oppenheimer	6,785	(12)	*
D. Bruce Sewell	0	(13)	*
Ronald D. Sugar	185	(14)	*
All current executive officers and directors as a group (16 persons)	6,166,542	(15)	*

(1)	Represents shares of the Company’s common stock held and options held by such individuals that were exercisable at the Table Date or within 60 days thereafter. This does not include options or RSUs that vest more than 60 days after the Table Date. The excluded options and RSUs are noted in the footnotes below. RSUs are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(2)	Based on a Form 13G filed January 29, 2010 by BlackRock, Inc. BlackRock, Inc. lists its address as 40 East 52nd Street, New York, NY 10022, in such filing.

(3)	Based on a Form 13G filed February 16, 2010 by FMR LLC. FMR LLC lists its address as 82 Devonshire Street, Boston, MA 02109, in such filing.

(4)	Held indirectly by Mr. Jobs through a trust.

(5)	Includes 75,589 shares of the Company’s common stock that Mr. Campbell has the right to acquire by exercise of stock options and 990 RSUs vesting on February 1, 2011.

(6)	Excludes 400,000 unvested RSUs held by Mr. Cook.

(7)	Includes 5,200 shares of the Company’s common stock that Mr. Drexler holds indirectly through a trust, 97,562 shares of the Company’s common stock that Mr. Drexler has the right to acquire by exercise of stock options and 990 RSUs vesting on February 1, 2011.

(8)	Includes 98,397 shares of the Company’s common stock that Mr. Gore has the right to acquire by exercise of stock options and 990 RSUs vesting on February 1, 2011.

(9)	Excludes 250,000 unvested RSUs held by Mr. Johnson.

(10)	Includes 30,000 shares of the Company’s common stock that Ms. Jung has the right to acquire by exercise of stock options.

(11)	Includes 2,000 shares of the Company’s common stock held by Dr. Levinson’s spouse, 75,342 shares of the Company’s common stock that Dr. Levinson has the right to acquire by exercise of stock options and 990 RSUs vesting on February 1, 2011.

(12)	Excludes 250,000 unvested RSUs held by Mr. Oppenheimer.

(13)	Excludes 175,000 unvested RSUs held by Mr. Sewell.

(14)	Includes 185 RSUs held by Dr. Sugar vesting on February 1, 2011.

(15)	Includes 446,890 shares of the Company’s common stock that executive officers and directors have the right to acquire by exercise of stock options, and 4,145 RSUs vesting on February 1, 2011, and excludes 2,170,000 unvested RSUs held by executive officers.

*	Represents less than 1% of the issued and outstanding shares of the Company’s common stock as of the Table Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were timely met during 2010.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. A copy of this policy is available on the Company’s website at www.apple.com/investor.

The policy provides that the Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	The related person’s interest in the transaction;

•	The approximate dollar value of the amount involved in the transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the Company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to the Company of, the transaction; and

•

Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the full Audit Committee for its review in connection with its next scheduled Audit Committee meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	Employment as an executive officer, subject to conditions;

•	Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

•

Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenue;

•

Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis, such as dividends.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Audit Committee for its review at each regularly scheduled Audit Committee meeting.

Transactions with Related Persons

•

In 2001, the Company entered into a Reimbursement Agreement with Mr. Jobs for the reimbursement of expenses incurred by Mr. Jobs in the operation of his private plane when used for the Company’s business. The Company recognized a total of approximately $248,000, $4,000 and $871,000 in expenses pursuant to the Reimbursement Agreement during 2010, 2009 and 2008, respectively.

•

The Company enters into commercial dealings with Disney, Northrop Grumman and Avon that it considers arms-length, including sales arrangements and, in the case of Disney, iTunes Store content licensing agreements and similar agreements. The Company enters into these commercial dealings in the ordinary course of its business. Mr. Jobs is a director of Disney. Dr. Sugar was Chairman and Chief Executive Officer of Northrop Grumman until December 2009. Ms. Jung is Chairman and Chief Executive Officer of Avon. The Company does not believe that any of Mr. Jobs, Ms. Jung or Dr. Sugar has a material direct or indirect interest in any of such commercial dealings.

The Board has determined that all Board members, excluding Mr. Jobs, are independent under the applicable NASDAQ and SEC rules. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee consists of three Non-Employee Directors: Messrs. Drexler and Gore and Ms. Jung, each of whom the Board has determined is independent under the applicable NASDAQ rules. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee

Millard S. Drexler	Albert A. Gore, Jr.	Andrea Jung (Chair)

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Steven P. Jobs	Chief Executive Officer
Timothy D. Cook	Chief Operating Officer
Peter Oppenheimer	Senior Vice President, Chief Financial Officer
Ronald B. Johnson	Senior Vice President, Retail
D. Bruce Sewell	Senior Vice President, General Counsel and Secretary

EXECUTIVE SUMMARY

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Compensation Committee oversees the executive compensation program and determines the compensation for the Company’s executive officers. The Company believes the compensation program for the named executive officers was instrumental in helping the Company achieve strong financial performance in 2010.

In 2010, the Company’s revenue grew to $65.2 billion, representing an increase of $22.3 billion or 52% over the prior year. Net income grew to $14 billion in 2010, an increase of $5.8 billion or 70% over the prior year. The Company’s strong earnings and operational excellence helped drive a cash and marketable securities balance at the end of 2010 of $51 billion, an increase of $17 billion over the prior year-end. Further, the Company’s total shareholder return over the prior 1-, 3- and 5-year periods was 53%, 85% and 429%, respectively.

The Company believes Mr. Jobs’s level of stock ownership significantly aligns his interests with shareholders’ interests; his total compensation consists of a salary of $1 per year. The compensation for the other named executive officers consists of three elements—long-term equity awards in the form of grants of restricted stock units, or RSUs, annual performance-based cash bonuses, and base salaries—that are designed to reward performance in a simple and straightforward manner. RSU awards provide incentives for executives to remain employed by the Company and to create and maintain value for shareholders, since the value of an RSU depends on the executive’s continued employment and the value of the Company’s stock on the vesting date. The annual bonus program provides incentives for executives to help achieve the Company’s annual financial goals. These components of the program are directly linked to the principle that executive compensation should be based on performance.

The Company’s executive compensation program is also intended to promote and retain stability within the executive team. In general, RSU awards to the named executive officers, other than the CEO, have been made every two years, and no shares vest prior to the end of an approximate four-year vesting period. Each named executive officer has been an employee of the Company for at least 10 years, other than Mr. Sewell who joined the Company in 2009. The Company expects each named executive officer to contribute to the Company’s overall success as a member of the executive team rather than focus solely on specific objectives within the officer’s area of responsibility.

Because the Company’s executive officers operate as a team, the Compensation Committee’s decisions on executive compensation in 2010 were largely driven by considerations of internal pay equity as to the named executive officers other than Mr. Jobs. As described below, Mr. Cook’s compensation is set at a higher level than the other named executive officers to reflect his additional responsibilities as Chief Operating Officer. In addition, his 2010 compensation included a discretionary bonus and special RSU award in recognition of his outstanding performance during Mr. Jobs’s medical leave of absence in 2009. Other than for Mr. Jobs and Mr. Cook, the compensation awarded in 2010 for each of the other named executive officers was substantially the same.

As noted above, the Company’s recent practice has been to make regular equity award grants to named executive officers, other than the CEO, every two years. As a result, the compensation reported for each named executive officer in the Summary Compensation Table below will generally be comparatively high for the years in which the Company makes its regular equity award grants to the officers and comparatively low for the years in which the Company does not make regular equity award grants. In light of these fluctuations, the Company believes the compensation of the named executive officers in the Summary Compensation Table should be viewed on not less than a two-year basis in order to assess the relative mixture of each officer’s equity and cash compensation.

The Company believes its executive compensation program is simple in design and serves the Company well. None of the named executive officers has any type of employment agreement or severance arrangement with the Company. The Company does not provide tax reimbursements or supplemental retirement benefits to the named executive officers, nor does it provide perquisites or change in control benefits to these officers that are not available to employees generally.

EXECUTIVE COMPENSATION DECISION-MAKING PROCESS

Determining Compensation for the Chief Executive Officer

In 2010, Mr. Jobs’s compensation consisted of a $1 annual salary. Mr. Jobs owns approximately 5.5 million shares of the Company’s common stock. Since rejoining the Company in 1997, Mr. Jobs has not sold any of his shares of the Company’s stock. Mr. Jobs holds no unvested equity awards. The Company recognizes that Mr. Jobs’s level of stock ownership significantly aligns his interests with shareholders’ interests. From time to time, the Compensation Committee may consider additional compensation arrangements for Mr. Jobs given his continuing contributions and leadership.

Determining Compensation for the Other Named Executive Officers

Team-Based Approach and Performance Expectations. Each named executive officer is a member of the Company’s executive team. The compensation program for the named executive officers rests on two principles. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. The Company believes that executives who underperform should either be removed from the executive team with their compensation adjusted accordingly, or be dismissed from the Company. Second, each named executive officer must contribute as a member of the executive team to the Company’s overall success rather than focus solely on specific objectives within the officer’s area of responsibility. This team-based approach requires the Company to carefully consider the relative compensation levels among all executive team members, and thus the Company’s executive compensation program is designed to be internally consistent and equitable.

Consistent with this approach, the Compensation Committee’s decisions on executive compensation in 2010 were largely driven by considerations of internal pay equity for the named executive officers other than Mr. Jobs. Mr. Cook’s compensation is set at a higher level than the other named executive officers to reflect his additional responsibilities as Chief Operating Officer. In addition, Mr. Cook’s 2010 compensation included a discretionary bonus and special RSU award in recognition of his outstanding performance in assuming responsibility for the Company’s day-to-day operations during Mr. Jobs’s medical leave of absence in 2009. Other than for Mr. Jobs and Mr. Cook, the 2010 compensation for each of the other named executive officers was substantially the same.

Discretion and Judgment of the Compensation Committee. The Compensation Committee determines all compensation for the named executive officers. Each year, the Compensation Committee conducts an evaluation of each named executive officer to determine if changes in the officer’s compensation are appropriate based on the considerations described below. Mr. Jobs does not participate in the Compensation Committee’s deliberations or decisions with regard to his compensation. At the Compensation Committee’s request, Mr. Jobs provides input for the Compensation Committee regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to Mr. Jobs’s evaluation of the other named executive officers because of his direct knowledge of each executive officer’s performance and contributions.

The Role of the Compensation Consultant. The Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent executive compensation consulting firm. F.W. Cook does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the named executive officers.

The Role of Peer Companies and Benchmarking. With the assistance of F.W. Cook, the Compensation Committee identified a group of peer companies to use for comparison purposes for 2010. In selecting a peer group, the Compensation Committee identified U.S.-based, stand-alone, publicly traded companies that, in its view, compete with the Company for talent, have revenue generally comparable to the Company and are in one of the following industries: communications equipment, computers and peripherals, diversified telecommunications services, internet and catalog retail, internet software and services, media, semiconductors and semiconductor equipment, or software. The peer companies are reviewed each year, and, in 2010, DIRECTV, eBay and Yahoo! Inc. were removed because the Compensation Committee determined that these companies no longer satisfied the general criteria. The following is the complete list of peer companies for 2010:

Amazon.com, Inc.	Google Inc.	Oracle Corporation
AT&T Inc.	Hewlett-Packard Company	QUALCOMM Incorporated
Cisco Systems, Inc.	Intel Corporation	Texas Instruments Incorporated
Comcast Corporation	International Business Machines Corporation	Time Warner Inc.
Dell Inc.	Microsoft Corporation	Verizon Communications Inc.
EMC Corporation	News Corporation	The Walt Disney Company

The Compensation Committee reviews compensation practices at peer companies to inform the Committee’s decision-making process so it can set total compensation levels that it believes are reasonably competitive. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “above the median” or equity compensation “at the 75th percentile.” Furthermore, the Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers.

The Role of Shareholder Say-on-Pay Votes. In 2010, the Company provided its shareholders with the opportunity to cast an advisory vote on executive compensation. See Proposals No. 3 and 4 below for the shareholder votes on the Company’s executive compensation program in 2010 and on the frequency with which this vote should be conducted in future years. Although the shareholder vote is non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

ELEMENTS OF THE COMPENSATION PROGRAM AND 2010 COMPENSATION

The Company’s executive compensation program is simple in design. The compensation program for the named executive officers, other than Mr. Jobs, consists of three components, listed in order of their importance:

•	Long-term equity awards in the form of RSUs under the shareholder-approved 2003 Employee Stock Plan (the “2003 Plan”);

•	Annual performance-based cash bonuses under the 2003 Plan; and

•	Base salaries.

The named executive officers are also eligible to participate in the Company’s health and welfare programs, employee stock purchase plan, 401(k) plan, and other broad-based programs on the same basis as other employees.

As noted above, in light of Mr. Jobs’s significant equity holdings in the Company, his compensation consists of a $1 annual salary. The Compensation Committee from time to time may consider additional compensation arrangements for him.

The Role of Long-Term Equity Awards

Overview. The Company believes long-term equity awards in the form of RSUs are the most effective way to attract and retain a talented executive team and align executives’ interests with those of shareholders. Accordingly, the Company’s executive compensation program is weighted considerably toward long-term equity awards rather than cash compensation.

RSUs. The Company believes RSUs help to create incentives for performance and further align the interests of executives with those of shareholders because an RSU’s value increases or decreases in conjunction with the Company’s stock price. In addition, because the grant-date value of an RSU is generally greater than the grant- date value of a stock option (using Black-Scholes-Merton or similar generally-accepted equity award valuation models), the Company is able to grant a smaller number of RSUs to deliver the same grant-date award value as a stock option covering a greater number of shares. Thus, compared to stock options, RSUs help minimize the dilutive effects of the Company’s equity awards on the Company’s shareholders and, in the Company’s view, provide the most cost effective balance of incentive and risk.

Long Vesting Periods Maximize Retention and Support Long-Term Focus. The Company believes granting awards with long vesting periods creates a substantial retention incentive and also encourages the named executive officers to focus on the Company’s long-term business objectives and long-term stock price performance. In the recent past, the Company’s regular RSU awards to named executive officers have been made approximately every two years and no shares vest prior to the end of an approximate four-year vesting period. As a result, the RSU awards generally have overlapping vesting schedules with a vesting event occurring approximately every two years. The Compensation Committee has discretion to grant awards with different vesting schedules for new hires or employees who are promoted to the executive team, and in special cases as determined by the Committee.

Frequency of Equity Awards and Impact on Total Compensation. As described above, the Company’s recent practice has been to grant equity awards to executives approximately every two years (with limited exceptions for special cases, such as awards to new hires or in connection with promotions). The Company believes that this practice is consistent with a long-term view of performance. As a result of recent changes in SEC rules, the Summary Compensation Table below includes as compensation for each named executive officer the full grant-date fair value (as determined under generally accepted accounting principles) for all equity awards granted to the named executive officer during each year reported in the table. Accordingly, the compensation reported for each named executive officer will generally be comparatively high for the years in which the Company makes its regular equity award grants to the officers and comparatively low for the years in which the Company does not make regular equity award grants. In light of these fluctuations, the Company believes the compensation of the named executive officers in the Summary Compensation Table should be viewed on not less than a two-year basis in order to assess the relative mixture of the officers’ equity and cash compensation.

2010 Equity Awards. Consistent with the philosophy described above, the Compensation Committee awarded RSUs in September 2010 to each of the named executive officers, other than Mr. Jobs. The awards, which will vest in September 2014 subject to each named executive officer’s continued service to the Company, consisted of 125,000 RSUs for Mr. Cook and 100,000 RSUs each for Messrs. Oppenheimer, Johnson and Sewell.

The Compensation Committee considers the following information to help inform its decision-making process in determining the grant levels for these awards:

•	The practice of granting ongoing equity awards approximately every two years with long-term vesting requirements;

•	The Compensation Committee’s assessment of the Company’s overall performance;

•	The emphasis placed on equity in the mix of total compensation;

•	The scope of the named executive officer’s role and responsibilities relative to other members of the executive team; and

•	The retention value of the total compensation package.

However, the Compensation Committee does not use a formula or assign a particular weight to any one factor in determining equity award grant levels. Rather, the Compensation Committee’s determination of grant levels is subjective, and the Committee grants awards that it believes in its judgment are reasonably competitive.

Special Award for Mr. Cook. In March 2010, the Compensation Committee awarded Mr. Cook a special award of 75,000 RSUs and a discretionary bonus (described below) in recognition of his outstanding performance in assuming responsibility for the Company’s day-to-day operations for the period in 2009 during which Mr. Jobs was on medical leave of absence. The RSUs are scheduled to vest in two annual installments, subject to Mr. Cook’s continued employment with the Company through the vesting date. In making this award, the Compensation Committee considered Mr. Jobs’s recommendation, the Company’s strong financial performance in 2009 and the importance of Mr. Cook’s ongoing contributions to, and retention by, the Company. For this purpose, the Compensation Committee made a subjective assessment of the Company’s financial performance and did not use a formula or any other objective determination of performance in establishing the number of RSUs to be awarded to Mr. Cook.

The Role of Cash Compensation

Overview. The Company believes that cash compensation is less effective than long-term equity awards in achieving the goal of the Company’s executive compensation program. The named executive officers’ cash compensation comprises base salaries and performance-based cash bonuses.

After giving effect to the base salary increases and cash bonus awards for 2010 described below, the named executive officers’ total cash compensation opportunities remain below the 25th percentile of cash compensation levels of peer companies due to the Company’s philosophy of setting target and maximum bonus opportunities at levels substantially lower than the range commonly provided by peer companies.

Base Salaries. The Company believes that base salaries are less important than long-term equity awards in achieving the goal of the Company’s executive compensation program. The de-emphasized role of base salaries is reflected in the following:

•	Mr. Jobs has received a salary of $1 per year since rejoining the Company in 1997; and

•	The base salaries for the other named executive officers are approximately at the median of peer companies.

In September 2010, the Compensation Committee determined it was appropriate to increase the base salaries for Mr. Cook and Mr. Sewell. Mr. Sewell’s base salary was increased from $650,000 to $700,000 to align his base salary with the salaries of Mr. Oppenheimer and Mr. Johnson. Mr. Cook’s base salary was increased from $800,000 to $900,000 to reflect his additional responsibilities as Chief Operating Officer relative to other executive team members.

Performance-Based Cash Bonuses. The Compensation Committee awards performance-based cash bonuses to compensate the named executive officers for achieving the Company’s annual performance goals. However, the bonuses represent a relatively small percentage of the executives’ total compensation because the Company believes cash bonuses are less effective in attracting new executive talent than equity compensation, and such bonuses promote retention only in the short-term (the bonus performance period). In addition, the Company prefers to emphasize long-term shareholder value creation over annual operating results. Accordingly, the bonus program is modestly funded relative to those of peer companies, as reflected by the following:

•	Mr. Jobs does not participate in the bonus program;

•	The target bonus of 50% of base salary is substantially lower than those of peer companies, where median target bonus payouts commonly range from 125% to 150% of base salary;

•	The maximum bonus of 100% of base salary for exceptional performance is substantially lower than the maximum bonus opportunities at peer companies; and

•	The Company has no long-term cash bonus program.

Performance Criteria. In 2010, the Compensation Committee changed the bonus program’s performance criteria to net sales and operating income as determined in accordance with generally accepted accounting principles. This change was made due to the Company’s adoption in 2010 of amended accounting standards that significantly changed the way the Company accounted for certain items, particularly sales of iPhone and Apple TV. The new accounting principles result in the Company’s recognition of substantially all of the revenue and product costs from sales of iPhone and Apple TV at the time of sale.

Under the accounting principles in effect in 2009, the Company was required to account for the sales of these products using “subscription accounting,” whereby revenue and associated product cost of sales for iPhone and Apple TV were deferred at the time of sale and recognized on a straight-line basis over a two-year period. Accordingly, the performance criteria used to determine payouts under the bonus program in 2009 were “adjusted sales” and “adjusted operating income,” which metrics reverse the effects of subscription accounting and recognized revenue and associated product cost of sales at the time of sale, and instead reflect amounts generally due to the Company at the time of sale. The Company believed these adjusted measurements more accurately reflected the underlying performance of the business and therefore management performance in 2009. However, these adjusted measures are no longer relevant given the Company’s adoption in 2010 of the amended accounting standards described above.

Performance Goals. Performance goals are set at target and maximum levels based on objectives in the Company’s internal business plan. The table below shows the performance goals at target and maximum performance levels and the Company’s actual performance for 2010.

	2010 (in Millions)
Performance Criteria	Target Goal	Maximum Goal	Actual Performance
Net Sales	$52,600	$54,400	$65,225
Operating Income	$11,810	$12,430	$18,385

Payout Structure. The payout structure is based on an equal weighting of operating income and net sales because each measure is considered equally important in the Company’s internal business plan. The performance-based cash bonuses are denominated as a percentage of the executive’s base salary, and payouts are interpolated for achievement of performance between the target and maximum goals. No payout is made unless the target performance goal is achieved. The payout structure in effect for 2010 is shown in the table below.

	Percentage of Base Salary Payable as Performance-Based Cash Bonus
Performance Criteria	Target Goal	Maximum Goal	Actual Performance
Net Sales	25%	50%	50%
Operating Income	25%	50%	50%
Total Payout			100%

At the end of the year, the Compensation Committee determines the amount of the bonus to be paid to each executive officer by comparing the Company’s financial results to the performance goals. The Compensation Committee may, in its discretion, reduce (but not increase) the amount of any individual bonus based on its subjective assessment of the officer’s overall performance. In 2010, the Company achieved the maximum performance goals for both net sales and operating income, and the Compensation Committee determined that no adjustments would be made based on individual performance. As a result, the Compensation Committee awarded the named executive officers, other than Mr. Jobs, performance-based cash bonuses equal to 100% of their base salaries.

Discretionary Bonuses. The Compensation Committee may, on occasion, award discretionary bonuses to the named executive officers. In 2010, the Compensation Committee awarded Mr. Cook a $5,000,000 discretionary bonus and a special RSU award (described above) in recognition of his outstanding performance in assuming responsibility for the Company’s day-to-day operations for the period in 2009 during which Mr. Jobs was on medical leave of absence. In awarding this bonus, the Compensation Committee considered Mr. Jobs’s recommendation, the Company’s strong financial performance in 2009, and the importance of Mr. Cook’s ongoing contributions to, and retention by, the Company. For this purpose, the Compensation Committee made a subjective assessment of the Company’s financial performance and did not use a formula or any other objective determination of performance in establishing the bonus amount to be awarded to Mr. Cook.

No Employment Agreements or Other Arrangements

The named executive officers are employed at will. Based on the Company’s philosophy that its executive compensation program should be simple and directly linked to performance, the compensation program for the named executive officers, including Mr. Jobs, does not include any of the following pay practices:

•	Employment agreements;

•	Severance arrangements;

•	Cash payments in connection with a change in control of the Company;

•	Tax reimbursements; or

•	Supplemental executive retirement benefits.

In addition, the Company does not provide any perquisites or change in control benefits to the named executive officers that are not available to other non-executive employees.

Other Considerations

Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer). However, the $1 million deduction limit does not apply to compensation that is performance-based and provided under a shareholder-approved plan. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with the Company’s goal for its executive compensation program even if the award is not deductible by the Company for tax purposes.

The Company’s performance-based cash bonuses are intended to be excluded from the $1 million deduction limit because they are paid based on achievement of pre-determined performance goals established by the Compensation Committee pursuant to the 2003 Plan. However, the Company’s equity awards are not designed to qualify for tax deductibility to the extent they exceed the $1 million limit.

Risk Considerations. The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. See the section titled “Board Oversight of Risk Management” above for an additional discussion of risk considerations.

Summary Compensation Table—2010, 2009 and 2008

The following table presents information regarding compensation of each of the named executive officers for each of the years they were so designated during 2010, 2009 and 2008.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
Steven P. Jobs Chief Executive Officer	2010	1	—	—	—	—	—	—		1
	2009	1	—	—	—	—	—	—		1
	2008	1	—	—	—	—	—	—		1

Timothy D. Cook Chief Operating Officer	2010	800,016	5,000,000	52,334,250	—	900,000	—	58,306	(3)	59,092,572
	2009	800,400	—	—	—	800,000	—	40,917		1,641,317
	2008	718,860	—	25,648,000	—	700,000	—	20,450		27,087,310

Peter Oppenheimer Senior Vice President, Chief Financial Officer	2010	700,014	—	28,377,000	—	700,000	—	19,652	(4)	29,796,666
	2009	700,398	—	—	—	700,000	—	19,319		1,419,717
	2008	600,012	—	19,236,000	—	600,000	—	23,703		20,459,715

Ronald B. Johnson Senior Vice President, Retail	2010	700,014	—	28,377,000	—	700,000	—	18,429	(5)	29,795,443

D. Bruce Sewell Senior Vice President, General Counsel and Secretary	2010	650,012	—	28,377,000	—	700,000	—	12,597	(6)	29,739,609

(1)	In accordance with recent changes in the SEC’s rules, the amounts reported in Column (e) and Column (f) of the table above for 2010 reflect the aggregate grant date fair value of stock awards and option awards, respectively, during 2010. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. As noted in “Executive Compensation—Compensation Discussion and Analysis” above, the Company’s recent practice has been to make regular equity award grants to named executive officers, other than the CEO, every two years. As a result, the value of equity compensation reported for named executive officers in the Summary Compensation Table will generally be comparatively high for the years in which the Company makes its regular equity award grants to the officers and comparatively low for the years in which the Company does not make regular equity award grants. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 7, “Shareholders’ Equity and Stock-Based Compensation.”

Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to the Company’s employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s rules previously required that stock award and option award information for 2009 and 2008 be presented based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year the Company could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s rules require that the stock award and option award amounts in the applicable columns of the table above with respect to 2009 and 2008 be presented on a similar basis as the 2010 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Because this requirement differs from the SEC’s past rules, the amounts reported in the table above for stock awards and option awards in 2009 and 2008 differ from the amounts previously reported in the Summary Compensation Table for these years. As a result, the named executive officer’s total compensation amounts for 2009 and 2008 also differ from the amounts previously reported in the Summary Compensation Table for these years.

(2)	As described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “The Role of Cash Compensation—Performance-Based Cash Bonuses” above, the named executive officers’ annual bonuses are derived based on the performance of the Company and the individual executive relative to pre-established objectives for the year. The target and maximum amounts for each named executive officer’s 2010 bonus opportunity are reported in the table entitled “Grants of Plan-Based Awards—2010” below.

(3)	This amount represents (i) the Company’s contributions to Mr. Cook’s account under its 401(k) plan in the amount of $14,700; (ii) Company-paid term life insurance premiums in the amount of $3,605; and (iii) a payment of $40,001 to cash out accrued and unused vacation.

(4)	This amount represents (i) the Company’s contributions to Mr. Oppenheimer’s account under its 401(k) plan in the amount of $14,700 and (ii) Company-paid term life insurance premiums in the amount of $4,952.

(5)	This amount represents (i) the Company’s contributions to Mr. Johnson’s account under its 401(k) plan in the amount of $14,700 and (ii) Company-paid term life insurance premiums in the amount of $3,729.

(6)	This amount represents (i) the Company’s contributions to Mr. Sewell’s account under its 401(k) plan in the amount of $7,350 and (ii) Company-paid term life insurance premiums in the amount of $5,247.

Compensation of Named Executive Officers

The table entitled “Summary Compensation Table—2010, 2009 and 2008” above quantifies the value of the different forms of compensation of each of the named executive officers for services rendered during 2010, 2009 and 2008. The primary elements of each named executive officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity awards consisting of RSUs. Named executive officers also received the other benefits listed in Column (i) of the table entitled “Summary Compensation Table—2010, 2009 and 2008,” as further described in the footnotes to the table. As noted above, the Company does not have employment agreements or severance arrangements with any of the named executive officers.

The table entitled “Summary Compensation Table—2010, 2009 and 2008” should be read in conjunction with the tables and narrative descriptions that follow. The table entitled “Grants of Plan-Based Awards—2010” and the accompanying description provide information regarding the bonus opportunities awarded to named executive officers in 2010. The tables entitled “Outstanding Equity Awards at 2010 Year-End” and “Option Exercises and Stock Vested—2010” provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Grants of Plan-Based Awards—2010

The following table presents information regarding the incentive awards granted to the named executive officers for 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Steven P. Jobs	—	—	—	—	—	—	—	—	—	—	—
Timothy D. Cook	3/10/2010	—	—	—	—	—	—	75,000	—	—	16,863,000
	9/21/2010	—	—	—	—	—	—	125,000	—	—	35,471,250
	—	0	450,000	900,000	—	—	—	—	—	—	—
Peter Oppenheimer	9/21/2010	—	—	—	—	—	—	100,000	—	—	28,377,000
	—	0	350,000	700,000	—	—	—	—	—	—	—
Ronald B. Johnson	9/21/2010	—	—	—	—	—	—	100,000	—	—	28,377,000
	—	0	350,000	700,000	—	—	—	—	—	—	—
D. Bruce Sewell	9/21/2010	—	—	—	—	—	—	100,000	—	—	28,377,000
	—	0	350,000	700,000	—	—	—	—	—	—	—

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. As noted in the “Executive Compensation—Compensation Discussion and Analysis” above, the Company’s recent practice has been to make regular equity award grants to named executive officers, other than the CEO, every two years. As a result, the value of equity compensation reported for named executive officers in the Grants of Plan-Based Awards table will generally be comparatively high for the years in which the Company makes its regular equity award grants to the officers and comparatively low for the years in which the Company does not make regular equity award grants. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (1) to the Summary Compensation Table.

Description of Plan-Based Awards

Each of the “Non-Equity Incentive Plan Awards” reported in the table entitled “Grants of Plan-Based Awards—2010” was granted under the 2003 Plan, which provides flexibility to grant non-equity incentive awards (i.e., cash bonus opportunities) as well as equity awards. The material terms of the 2010 non-equity incentive awards are described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “The Role of Cash Compensation—Performance-Based Cash Bonuses” above.

Column (i) of the table above reports awards of RSUs granted to the named executive officers in 2010. Each of these awards was granted under, and is subject to, the terms of the 2003 Plan. The Compensation Committee administers the 2003 Plan. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon such officer’s death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value. Under the terms of the 2003 Plan, each named executive officer’s outstanding awards granted under the plan will generally terminate if the Company undergoes a corporate transaction, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards.

Each RSU represents a contractual right to receive one share of the Company’s common stock. Awards of RSUs granted to the named executive officers in 2010 are scheduled to vest in full on September 21, 2014, except that the award granted to Mr. Cook in March 2010 is scheduled to vest 50% on March 10, 2011 and the remaining 50% on March 10, 2012. In each case, vesting is contingent on the officer’s continued employment with the Company through the vesting date. The named executive officer does not have the right to vote or dispose of the RSUs.

Outstanding Equity Awards at 2010 Year-End

The following table presents information regarding the outstanding equity awards (consisting of past RSU awards and, as to Mr. Johnson, stock options granted to him in 2002) held by each of the named executive officers as of September 25, 2010, including the vesting dates for the portions of these awards that had not vested as of that date.

		Option Awards				Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)
Steven P. Jobs	—	—	—	—	—	—		—

Timothy D. Cook	9/26/2008 3/10/2010 9/21/2010	— — —	— — —	— — —	— — —	200,000 75,000 125,000	(2) (3) (4)	58,464,000 21,924,000 36,540,000

Peter Oppenheimer	9/26/2008 9/21/2010	— —	— —	— —	— —	150,000 100,000	(2) (4)	43,848,000 29,232,000

Ronald B. Johnson	5/21/2002 9/26/2008 9/21/2010	150,000 — —	— — —	11.73 — —	5/12/2012 — —	— 150,000 100,000	(2) (4)	— 43,848,000 29,232,000

D. Bruce Sewell	9/21/2009 9/21/2010	— —	— —	— —	— —	75,000 100,000	(5) (4)	21,924,000 29,232,000

(1)	The dollar amounts shown in Column (h) are determined by multiplying (x) the number of shares or units reported in Column (g) by (y) $292.32 (the closing price of the Company’s common stock on September 24, 2010, the last trading day of 2010).

(2)	This RSU award is scheduled to vest in its entirety on March 24, 2012, provided that the officer continues to be employed with the Company through the vesting date.

(3)	This RSU award is scheduled to vest 50% on March 10, 2011 and the remaining 50% on March 10, 2012, provided that the officer continues to be employed with the Company through the applicable vesting date.

(4)	This RSU award is scheduled to vest in its entirety on September 21, 2014, provided that the officer continues to be employed with the Company through the vesting date.

(5)	This RSU award is scheduled to vest 25% on each of the four anniversaries of the grant date, provided that the officer continues to be employed with the Company through the applicable vesting date.

Option Exercises and Stock Vested—2010

The following table presents information regarding the exercise of stock options by named executive officers during 2010, and on the vesting during 2010 of other stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Steven P. Jobs	—	—	—	—
Timothy D. Cook	—	—	300,000	68,811,000	(2)
Peter Oppenheimer	—	—	200,000	45,874,000	(2)
Ronald B. Johnson	—	—	200,000	45,874,000	(2)
D. Bruce Sewell	—	—	25,000	7,094,250	(3)

(1)	The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of the Company’s common stock on the vesting date.

(2)	This RSU award was granted on December 14, 2005 and vested in its entirety on March 24, 2010.

(3)	This RSU award was granted on September 21, 2009 and vested 25% on September 21, 2010. The remaining 75% is scheduled to vest in equal installments on each of the following three anniversaries of the grant date, provided that Mr. Sewell continues to be employed with the Company through the applicable vesting date.

Potential Payments Upon Termination or Change in Control

As noted above, the Company does not have employment agreements or severance arrangements with any of its named executive officers, and the Company does not maintain any other plans or arrangements that provide for any named executive officer to receive cash severance or other cash payments in connection with a termination of such officer’s employment with the Company and/or a change in control of the Company.

Effective for grants made after April 9, 2007, the 2003 Plan was amended to eliminate accelerated vesting of outstanding awards in connection with a change in control of the Company. Each of the outstanding awards granted to the named executive officers on or before April 9, 2007 was fully vested as of September 25, 2010, the last day of the Company’s 2010 fiscal year.

RSU awards granted under the 2003 Plan provide for partial accelerated vesting upon the death or disability of the award recipient. The following table lists the named executive officers and the estimated amounts they would have become entitled to under the terms of all outstanding RSU awards granted to them under the 2003 Plan had their employment terminated due to death or disability on September 25, 2010.

Name (a)	Estimated Total Value of Equity Acceleration upon Death or Disability ($) (b)
Steven P. Jobs	—
Timothy D. Cook	$57,448,773
Peter Oppenheimer	$38,975,903
Ronald B. Johnson	$38,975,903
D. Bruce Sewell	—

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of September 25, 2010, concerning shares of the Company’s common stock authorized for issuance under all of the Company’s equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by shareholders	31,862,748	(3)(4)	$102.81	66,518,855	(5)
Equity compensation plans not approved by shareholders	2,816,567	(6)	$10.20	—

Total equity compensation plans	34,679,315		$90.76	66,518,855

(1)	These weighted-average exercise prices do not reflect the shares that will be issued upon the payment of outstanding awards of RSUs.

(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of September 25, 2010 was 2.85 years.

(3)	This table does not include equity awards that have been assumed by the Company in connection with the acquisition of other companies. As of September 25, 2010, an additional 80,277 shares of the Company’s common stock were subject to outstanding stock options assumed in connection with acquisitions of other companies (with a weighted average exercise price of $12.02 per share). Shares issued in respect of these assumed awards do not count against the share limits of the 2003 Plan.

(4)	This number includes 31,411,309 shares subject to outstanding awards granted under the 2003 Plan, of which 18,380,625 shares were subject to outstanding options and 13,030,684 shares were subject to outstanding RSU awards, and 451,439 shares subject to outstanding awards granted under the Director Plan, of which 447,479 shares were subject to outstanding options and 3,960 shares were subject to outstanding RSU awards.

(5)	This number includes 62,537,180 shares available for issuance under the 2003 Plan, 3,783,074 shares reserved for issuance under the Employee Stock Purchase Plan and 198,601 shares available for issuance under the Director Plan. Shares issued in respect of awards other than stock options and stock appreciation rights granted under the 2003 Plan and the Director Plan count against the shares available for grant under the applicable plan as two shares for every share granted.

(6)	This number includes shares subject to outstanding options granted under the Company’s 1997 Employee Stock Option Plan (the “1997 Plan”). In August 1997, the Board approved the 1997 Plan, a non-shareholder approved plan for grants of stock options to employees who are not officers of the Company. Based on the terms of individual option grants, options granted under the 1997 Plan generally expire seven to 10 years after the grant date. In October 2003, the Company terminated the 1997 Plan and no new options can be granted from this plan.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended September 25, 2010. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of three members: Drs. Levinson and Sugar and Mr. Campbell. All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and the Company’s system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the express approval of the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended September 25, 2010 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm (“EY”). The Audit Committee has also discussed with EY the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report.

Members of the Audit Committee

Ronald D. Sugar (Chair)	William V. Campbell	Arthur D. Levinson

OVERVIEW OF PROPOSALS

This Proxy Statement contains six proposals requiring shareholder action. Proposal No. 1 requests the election of seven directors to the Board. Proposal No. 2 requests the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011. Proposal No. 3 requests an advisory vote on executive compensation. Proposal No. 4 requests an advisory vote on the frequency of the vote on executive compensation. Proposals No. 5 and No. 6 are shareholder proposals. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

Election of Directors

The Board has nominated directors Campbell, Drexler, Gore, Jobs, Jung, Levinson and Sugar to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Mr. York passed away on March 18, 2010, and Dr. Schmidt resigned from the Board effective July 31, 2009, resulting in two vacancies on the Board. The Board appointed Dr. Sugar to fill one of the vacancies on November 16, 2010 and has nominated him for election at the Annual Meeting. The Board has not nominated an individual to fill the remaining vacancy. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s seven nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the seven directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board recommends that shareholders vote FOR the election of Messrs. Campbell, Drexler, Gore, Jobs, Ms. Jung and Drs. Levinson and Sugar.

PROPOSAL NO. 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2011. In February 2009, EY began serving as the Company’s independent registered public accounting firm. Prior to February 2009, KPMG LLP (“KPMG”) served as the Company’s independent registered public accounting firm since 1997.

At the Annual Meeting, the shareholders are being asked to ratify the appointment of EY as the Company’s independent registered public accounting firm for 2011. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. Representatives of EY are expected to be present at the Annual Meeting and to respond to questions.

Fees Paid to Auditors

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the years ended September 25, 2010 and September 26, 2009.

Audit and Non-Audit Fees

	Ernst & Young LLP		KPMG LLP
	2010	2009	2009(4)
Audit Fees(1)	$6,300,000	$5,200,000	$707,200
Audit-Related Fees(2)	326,800	164,800	—
Tax Fees(3)	263,900	476,900	214,200
All Other Fees	—	—	—

Total	$6,890,700	$5,841,700	$921,400

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

(4)	Represents fees accrued or paid to KPMG through February 26, 2009.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the express approval of the Audit Committee. In accordance with this policy, the Audit Committee pre-approved all services to be performed by the Company’s independent registered public accounting firm.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote FOR Proposal No. 2.

PROPOSAL NO. 3

Advisory Vote on Executive Compensation

The Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below, as it did in 2010. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program. In 2010, the advisory vote on executive compensation received greater than 99% support from shareholders.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. The Company’s total shareholder return over the prior 1-, 3- and 5-year periods was 53%, 85% and 429%, respectively.

The Compensation Discussion and Analysis, beginning on page 22 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2010 in more detail. Highlights of the program include the following:

•	Mr. Jobs’ total compensation consists of a salary of $1 per year. Mr. Jobs has not received an equity award since 2003.

•	Mr. Jobs owns approximately 5.5 million shares of the Company’s common stock, which significantly aligns his interests with the shareholders’ interests.

•

Cash compensation (base salary and annual performance-based cash bonus award) levels for the other named executive officers are substantially below the levels generally provided by peer companies. The Company has no long-term cash compensation program for its named executive officers.

•

The named executive officers, other than Mr. Jobs, receive regular long-term equity awards in the form of RSUs approximately every two years and no shares vest prior to the end of an approximate four-year vesting period (with limited exceptions for special cases, such as awards to new hires or in connection with promotions). RSUs constitute the majority of each officer’s total compensation opportunity. The Company believes these awards ensure that a significant portion of the officers’ compensation is tied to long-term stock price performance.

•

In March 2010, Mr. Cook received a one-time discretionary bonus and a special RSU award in recognition of his outstanding performance in assuming responsibility for the Company’s day-to-day operations for the period in 2009 during which Mr. Jobs was on medical leave of absence.

•

None of the named executive officers has an employment agreement or severance arrangement. In addition, the Company generally does not provide any perquisites, tax reimbursements or change in control benefits to the named executive officers that are not available to other employees.

•	Each of the named executive officers is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance. In addition to the 1-, 3- and 5-year performance of the Company’s stock noted above, in 2010 the Company’s revenue grew to $65.2 billion, representing an increase of $22.3 billion or 52% over the prior year. Net income grew to $14 billion in 2010, an increase of $5.8 billion or 70% over the prior year. The Company’s strong earnings and operational excellence helped drive a cash and marketable securities balance at the end of 2010 of $51 billion, an increase of $17 billion over the prior year-end.

The Company requests shareholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote FOR Proposal No. 3.

PROPOSAL NO. 4

Advisory Vote on Frequency of Say-on-Pay Votes

As described in Proposal No. 3 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote.”

This Proposal No. 4 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Company believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The Company’s shareholders were provided with the opportunity to cast a say-on-pay vote in 2010, and the Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

Recommendation of the Board

The Board recommends that shareholders vote on Proposal No. 4 to hold say-on-pay votes EVERY YEAR (as opposed to every two years or every three years).

PROPOSAL NO. 5

Shareholder Proposal Entitled “Amend the Company’s Corporate Governance Guidelines to Adopt and Disclose a Written CEO Succession Planning Policy”

The Company has been advised that Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651, a beneficial owner of 11,484 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting.

RESOLVED: That the shareholders of Apple, Inc. [sic] (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s Corporate Governance Guidelines (“Guidelines”) to adopt and disclose a written and detailed succession planning policy, including the following specific features:

•	The Board of Directors will review the plan annually;

•	The Board will develop criteria for the CEO position which will reflect the Company’s business strategy and will use a formal assessment process to evaluate candidates;

•	The Board will identify and develop internal candidates;

•	The Board will begin non-emergency CEO succession planning at least 3 years before an expected transition and will maintain an emergency succession plan that is reviewed annually;

•	The Board will annually produce a report on its succession plan to shareholders.

SUPPORTING STATEMENT:

CEO succession is one of the primary responsibilities of the board of directors. A recent study published by the NACD quoted a director of a large technology firm: “A board’s biggest responsibility is succession planning. It’s the one area where the board is completely accountable, and the choice has significant consequences, good and bad, for the corporation’s future.” (The Role of the Board in CEO Succession: A Best Practices Study, 2006). The study also cited research by Challenger, Gray & Christmas that “CEO departures doubled in 2005, with 1228 departures recorded from the beginning of 2005 through November, up 102 percent from the same period in 2004.”

In its 2007 study What Makes the Most Admired Companies Great: Board Governance and Effective Human Capital Management, Hay Group found that 85% of the Most Admired Company boards have a well defined CEO succession plan to prepare for replacement of the CEO on a long-term basis and that 91% have a well defined plan to cover the emergency loss of the CEO that is discussed at least annually by the board.

The NACD report identified several best practices and innovations in CEO succession planning. The report found that boards of companies with successful CEO transitions are more likely to have well-developed succession plans that are put in place well before a transition, are focused on developing internal candidates and include clear candidate criteria and a formal assessment process. Our proposal is intended to have the board adopt a written policy containing several specific best practices in order to ensure a smooth transition in the event of the CEO’s departure. We urge shareholders to vote FOR our proposal.

The Company’s Statement in Opposition to Proposal No. 5

The Board of Directors recommends a vote AGAINST Proposal No. 5.

The Company recognizes that a highly talented and experienced management team, not just the CEO, is critical to Apple’s success. Accordingly, the Board already implements many of the proposed actions and maintains a comprehensive succession plan throughout the organization. While the Board strongly supports the concept of succession planning, it recommends a vote against Proposal No. 5 for the following reasons.

As noted, the Company already fulfills several of the requests proposed. The Company’s Corporate Governance Guidelines, available publicly on the Company’s website, require the Board and CEO to conduct an annual review of succession planning for senior management, including the CEO. As part of this annual review, the Board has a formal evaluation process in which it identifies and recommends development of internal candidates for succession based on criteria that reflect Apple’s business strategy.

Furthermore, adopting Proposal No. 5 would give the Company’s competitors an unfair advantage. Proposal No. 5 would publicize the Company’s confidential objectives and plans. Giving competitors access to this information is not in the best interest of the Company or its shareholders.

Proposal No. 5 would also undermine the Company’s efforts to recruit and retain executives. The Board believes that the Company’s success depends on attracting and retaining a superior executive team, including the CEO. Proposal No. 5 requires a report identifying the candidates being considered for CEO, as well as the criteria used to evaluate each candidate. By publicly naming these potential successors, Proposal No. 5 invites competitors to recruit high-value executives away from Apple. Furthermore, executives who are not identified as potential successors may choose to voluntarily leave the Company.

Proposal No. 5 attempts to micro-manage and constrain the actions of the Board. In practice, the Board and the management of the Company are best equipped to carry out succession planning, as well as to handle day-to-day hiring, promotion and termination decisions. Such decisions take into consideration numerous criteria that are continually adapted to meet the evolving demands of the Company and should not be constrained by arbitrary rules such as the three-year “non-emergency CEO succession planning” in Proposal No. 5. The Company takes succession planning seriously, and the Board has adopted a comprehensive process to ensure continuity and maintain the superior quality of its management team. This process also allows flexibility to adjust to unanticipated changes in the market. As such, the Company is already substantially fulfilling the request in Proposal No. 5, and the Board recommends a vote against Proposal No. 5.

Vote Required

Approval of Proposal No. 5 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote AGAINST Proposal No. 5.

PROPOSAL NO. 6

Shareholder Proposal Entitled “Adopt a Majority Voting Standard for Director Elections”

The Company has been advised that California Public Employees’ Retirement System, Legal Office, P.O. Box 942707, Sacramento, California 94229-2707, a beneficial owner of shares of the Company’s common stock having a market value in excess of $2,000, intends to submit the proposal set forth below at the Annual Meeting.

RESOLVED, that the shareowners of Apple Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected in uncontested elections by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). This majority voting standard will apply, as permitted by law for California corporations, when the number of nominees does not exceed the number of directors to be elected. A plurality voting standard will apply when the number of nominees exceeds the number of directors to be elected.

SUPPORTING STATEMENT:

Is Board of Directors’ accountability important to you? As a long-term Company shareowner, CalPERS is sponsoring this proposal because we think accountability is of paramount importance. The voting standard described in this proposal would provide shareowners with a meaningful role in uncontested director elections, in contrast to the Company’s current voting system that effectively disenfranchises shareowners when directors run unopposed.

The Company’s current rules allow a director nominee to be elected with as little as his or her own affirmative vote because “withheld” votes have no effect. This makes it impossible to defeat director nominees who run unopposed. We propose a majority voting standard that allows a management nominee’s reelection bid to be defeated by shareowners who hold a majority of shares that are voted at the election meeting and that also constitute a majority of the quorum required for the meeting.

For these reasons, more than 69% of the companies in the S&P 500 have adopted majority voting for uncontested director elections. We believe the Company should join this growing number by adopting the majority voting standard permitted by law for California corporations. These rules end the term of an incumbent director not re-elected by the required majority of shares and quorum in an uncontested election. The term end date will be 90 days after the election, or earlier if the board fills the director’s seat or the director resigns before this 90 day period lapses.

Majority voting empowers shareowners to say “no” to unopposed directors. Incumbent board members serving in a majority vote system are aware that shareowners’ votes determine whether the director remains in office. The power of majority voting, therefore, is not just to remove underperforming directors, but also to heighten director accountability through potential loss of majority support.

CalPERS believes that the Company’s shareowners will substantially benefit from increased accountability of incumbent directors and from the power to reject directors who shareowners believe are not acting in their best interests. We view these as essential components of corporate governance standards that are closely related to financial performance. We therefore ask you to join us in requesting the Company to adopt this proposal’s majority voting standard for uncontested director elections. Please vote FOR this proposal.

The Company’s Statement in Opposition to Proposal No. 6

The Board recommends a vote AGAINST Proposal No. 6.

The Board is committed to sound corporate governance policies and practices. The Board carefully considered CalPERS’s proposal and believes that it is not in the best interest of the Company and its shareholders, both for reasons of law and governance policy.

The unusual mechanics of California law create the risk that directors who enjoy overwhelming shareholder support may fail to be elected because an insufficient number of shareholders voted in the election. In addition, dissatisfied shareholders can make their voices heard in a number of ways ranging from correspondence with the Board to recall elections and alternative candidate nominations.

Under CalPERS’s proposal, in an uncontested election, the Company’s directors would be elected by the affirmative vote of a majority of shares represented and voting at a meeting rather than by the current plurality voting standard. However, in making this proposal, CalPERS does not take into account the effects of California law concerning majority voting, which differs substantially from the law of Delaware and other states, and presents a layer of complexity that makes the proposal particularly challenging to effectively implement for California companies.

For most companies incorporated in states other than California, “majority voting” means that, in an uncontested election, a director must obtain more “For” votes than “Withheld” in order to be elected. Under California’s statutory majority vote requirment, however, election of a director requires not only the affirmative vote of a majority of the shares represented and voting at the meeting, but also the affirmative vote of more than half of the shares required for a quorum for the meeting, which equals just over 25% of the outstanding shares.

Applying this standard would mean that even if there were no “Withheld” votes with respect to a director, and thus no indication of any shareholder disapproval, that director would still fail to be elected if he or she did not obtain the affirmative vote of more than 25% of the outstanding shares. Apple could therefore lose its directors simply because too few shareholders cast their votes.

In the past, this was not a significant concern. Brokers had “discretionary voting authority” to cast votes in uncontested elections when their clients failed to provide them with voting instructions. Companies, whether applying plurality voting or majority voting, could expect that a sufficient number of votes would be cast, no matter what the outcome.

Beginning last year, however, the stock exchanges implemented rule changes eliminating broker discretionary voting authority in director elections when a client did not provide voting instructions. Now, because brokers may not vote those shares, the number of affirmative votes that companies can expect to be cast in director elections will be lower than before these rule changes. While this may not make a difference in Delaware and other states that do not impose a “majority of the required quorum” standard, any company adopting the California majority voting standard risks the possibility that one or all of the Company’s directors will fail to be elected simply because too few shareholders failed to supply voting instructions to their brokers – even if those shareholders were in favor of the directors. Each year, a significant number of the Company’s shareholders have failed to provide voting instructions to their brokers. In the Company’s last annual meeting, over 160 million shares were not voted by brokers with respect to the election of directors.

Thus, the Board believes that if the Company were to adopt the California majority voting standard, the combination of California’s unusual majority voting rules and the elimination of broker discretionary voting in director elections could make it significantly more difficult for a director to be elected even when shareholders are satisfied with that director and would prefer that he or she be elected.

Further complexity arises from California’s “mandatory termination” rule for companies who choose to adopt the majority voting standard. The corporate laws of Delaware and other states permit companies to implement majority voting policies that require a director who does not meet that company’s majority vote standard to submit a resignation and allow the Board to accept or reject that resignation. California, on the other hand, mandates that a director’s term in office must end no later than 90 days after the determination of voting results if the director does not obtain the required votes. Thus, the director’s term will end regardless of whether a successor has been qualified, nominated and appointed and regardless of whether it is in the best interests of the Company and its shareholders. As a result, if one of the Company’s directors failed to receive sufficient votes, California law would force the Board to choose among three unsatisfactory alternatives, none of which may be in the interests of the Company and its shareholders. The first would be to reappoint the same director to the Board, and thus to appear to be disregarding the shareholder preferences expressed in the voting outcome. The second would be to appoint a replacement, which would require the Board to identify, interview, investigate and appoint a candidate with the appropriate qualifications, talent and expertise – all within 90 days. This may well prove impossible given the Company’s desire to appoint only the very best Board candidates. The third alternative would be to allow the vacancy to remain unfilled until a suitable candidate is appointed. Even a small number of vacancies, however, could seriously impair the Company’s obligation to comply with NASDAQ listing standards, including the requirements for maintaining independent directors and directors with particular qualifications or expertise.

Not only do the mechanics of California law make a majority voting standard unreasonable, but the Company’s own governance documents make adopting the standard unnecessary. CalPERS’s claims that the Company’s current voting system effectively disenfranchises shareholders are incorrect and misleading. Separate from the director election process, the Company’s shareholders have always had the ability to remove directors with or without cause for any reason, including to express dissatisfaction with a particular director. Further, any shareholder who is dissatisfied with a director has always had the ability nominate an alternative board candidate for shareholder consideration.

The Company believes its shareholders are satisfied with the composition of its Board and the Company’s financial performance, as all of the Company’s directors have consistently been elected by the affirmative vote of substantially more than a majority of its outstanding shares. The Company has a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of the Company and its shareholders. The Board maintains a Nominating and Corporate Governance Committee that is composed entirely of independent directors, and all of the members of the Board, other than the Company’s Chief Executive Officer, are independent. The Nominating and Corporate Governance Committee applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by shareholders. As a result of these practices, the Company’s shareholders have consistently elected highly qualified directors from diverse business backgrounds.

For all of the reasons above, the Board recommends a vote AGAINST this proposal.

Vote Required

Approval of Proposal No. 6 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote AGAINST Proposal No. 6.

OTHER MATTERS

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: January 7, 2011

Directions to the 2011 Annual Meeting of Shareholders

FROM SAN JOSE:	FROM SAN FRANCISCO:
Take 280 northbound.	Take 280 southbound.
Take the De Anza Blvd. exit.	Take the De Anza Blvd. exit.
Make a left onto De Anza Blvd. (at signal).	Make a right onto De Anza Blvd. (at signal).
Make a left onto Mariani Avenue.	Make a left onto Mariani Avenue.
Enter Infinite Loop Parking Lot at the end of Mariani Avenue.	Enter Infinite Loop Parking Lot at the end of Mariani Avenue.
Proceed to Building 4 (to Apple Town Hall).	Proceed to Building 4 (to Apple Town Hall).

Attendance at the 2011 Annual Meeting of Shareholders is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple Inc. has opted to provide the Annual Report on Form 10-K for the year ended September 25, 2010 in lieu of producing a glossy annual report.

APPLE INC.

Apple Inc.

000004

Admission Ticket

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 23, 2011.

Annual Meeting Proxy Card

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1. Election of Directors:

Nominee	For	Withhold
01 - William V. Campbell	☐	☐
02 - Millard S. Drexler	☐	☐
03 - Albert A. Gore, Jr.	☐	☐
04 - Steven P. Jobs	☐	☐
05 - Andrea Jung	☐	☐
06 - Arthur D. Levinson	☐	☐
07 - Ronald D. Sugar	☐	☐

Proposal	For	Against	Abstain
5. Shareholder proposal regarding succession planning, if properly presented at the meeting.	☐	☐	☐
6. Shareholder proposal regarding majority voting, if properly presented at the meeting.	☐	☐	☐

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Admission Ticket Apple Inc. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6C123456789000004000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available You can vote 24 hours by Internet a day, or 7 days telephone! a week! Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies by 1:00 a. submitted m., Central by Time, the Internet on February or telephone 23, 2011. must be received Vote by Internet Log on to the Internet and go to www.investorvote.com/AAPL Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card1234 5678 9012 345IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.A Proposals — The Board of Directors recommends a vote FOR all the listed nominees, FOR Proposals 2 and 3 and “1 YR” on Proposal 4.1. Election of Directors: For Withhold For Withhold For Withhold01 - William V. Campbell04 - Steven P. Jobs07 - Ronald D. Sugar02 - Millard S. Drexler05 - Andrea Jung03 - Albert A. Gore, Jr.06 - Arthur D. Levinson2. Ratification Company’s of independent the appointment registered of Ernst public & Young accounting LLP as firm the for 2011.For Against Abstain For Against Abstain3. Advisory vote on executive compensation.4. Advisory on executive vote compensation. on the frequency of the advisory vote1 Yr 2 Yrs 3 Yrs Abstain B Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 5 and 6.5. Shareholder properly presented proposal at the regarding meeting. succession planning, if6. Shareholder presented at proposal the meeting. regarding majority voting, if properly IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND1 U P X 1 0 5 6 7 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 019C1C

Apple Inc.2011 Annual Meeting of Shareholders February 23, 2011 10:00 a.m. Pacific Standard Time1 Infinite Loop, Building 4, Cupertino, California 95014 Upon arrival, please present this admission ticket and photo identification at the registration desk. Directions: FROM SAN JOSE: FROM SAN FRANCISCO: Take 280 northbound. Take 280 southbound. Take the De Anza Blvd. exit. Take the De Anza Blvd. exit. Make a left onto De Anza Blvd. (at signal). Make a right onto De Anza Blvd. (at signal). Make a left onto Mariani Avenue. Make a left onto Mariani Avenue. Enter Infinite Loop Parking Lot at the end Enter Infinite Loop Parking Lot at the end of Mariani Avenue. of Mariani Avenue. Proceed to Building 4 (to Apple Town Hall). Proceed to Building 4 (to Apple Town Hall).Attendance at the 2011 Annual Meeting of Shareholders is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. Apple Inc. has opted to provide the enclosed Annual Report on Form10-K for the fiscal year ended September 25, 2010 in lieu of producing a glossy annual report. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF APPLE INC. FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 23, 2011 + The undersigned shareholder of Apple Inc., a California corporation, hereby acknowledges receipt of the Notice of 2011 Annual Meeting of Shareholders and Proxy Statement with respect to the 2011 Annual Meeting of Shareholders of Apple Inc. to be held at 1 Infinite Loop, Building 4, Cupertino, California 95014 on Wednesday, February 23, 2011 at 10:00 a.m. Pacific Standard Time, and hereby appoints Peter Oppenheimer and Bruce Sewell, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Apple Inc. Common Stock of the undersigned at such meeting and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)). THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3 AND “1 YR” ON PROPOSAL 4, AND AGAINST PROPOSALS 5 AND 6, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANYPOSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE THROUGH THE TELEPHONE OR BY THE INTERNET. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR YOUR VOTE. C Non-Voting Items Change of Address — Please print new address below. I Consent Until contrary notice to Apple Inc., I consent to access all future notices of annual meetings, proxy statements and annual reports issued by Apple Inc. over the Internet. D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—D ON BOTH SIDES OF THIS CARD. +